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             [THORN APPLE VALLEY, INC. CORPORATE OFFICE LETTERHEAD]

                                                                      EXHIBIT 99

                             FOR IMMEDIATE RELEASE:

                                                          Contact:  Joel Dorfman
                                                            Phone:  248.213.1000


THORN APPLE VALLEY FILES FOR CHAPTER 11 PROTECTION

     Thorn Apple Valley, Inc. (NASDAQ:TAVI) filed a petition for voluntary reorganization under Chapter 11 of the Bankruptcy Code. The filing will provide the protection needed from existing liabilities and allow continuation of all operations. Financial impact due to the collapse of the Russian Ruble for Thorn Apple Valley's export business in August and the actual costs and uncertainties due to the listeria recall in January have resulted in current creditor concerns and restrictions causing the need to seek protection. Thorn Apple Valley is in the process of engaging the investment banking firm of Peter
J. Solomon & Co. to seek financing for the company or to seek to sell the assets of the company, so that operation of the company can continue on a going concern basis. Many well known successful companies, including Continental Airlines and Dow Corning, have used protection under Chapter 11 to provide the time to restructure and become stronger companies.

     Thorn Apple Valley has always been committed to the safety and quality of its products. On January 22, after consulting with the USDA, a voluntary recall was implemented to protect Thorn Apple Valley's consumers from the potential risk of contamination. There have been no confirmed illnesses regarding product that was recalled. The unplanned financial impact of this recall is the primary reason for seeking Chapter 11 protection.

     "Because the number one commitment is to the safety of our consumers, and to be sure our retailers and wholesalers only have the best, safest products to sell, we voluntarily recalled our products," Joel Dorfman, President and CEO said. "This recall left us with a short-term cash problem that necessitated the filing for protection under Chapter 11. We expect this filing will allow us to continue to operate, meet our sales needs and provide for our more than 3,000 employees. We expect to resolve this issue and keep our operation together as a going concern."

     In response to the problems presented by the national listeria recall that has impacted the entire industry, Thorn Apple Valley has undertaken an extensive program through Kansas State University to assure that Thorn Apple Valley has the most comprehensive food safety program in the world.

     Thorn Apple Valley is a manufacturer of processed meat products headquartered in Southfield, Michigan. Thorn Apple Valley has sales of about $500 million and employs over 3,000 people with plants in Michigan, North Carolina, Arkansas and Oklahoma.